Exhibit 8.1

LATHAM & WATKINS llp	53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Munich
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Doha	Orange County
March 11, 2009	Dubai	Paris
	Frankfurt	Rome
	Hamburg	San Diego
	Hong Kong	San Francisco
	London	Shanghai
Chartered Semiconductor Manufacturing Ltd. 60 Woodlands Industrial Park D Street 2, Singapore 738406	Los Angeles	Silicon Valley
	Madrid	Singapore
	Milan	Tokyo
	Moscow	Washington, D.C.
Re:	Rights Offering of Chartered Semiconductor Manufacturing Ltd. (the “Company”)
Ladies and Gentlemen:
     We have acted as special U.S. counsel to Chartered Semiconductor Manufacturing Ltd., a company incorporated under the laws of Singapore (the “Company”), in connection with the offering by the Company of rights (the “Rights”) to purchase 6,869,926,194 newly issued ordinary shares of the Company (the “Shares”), directly or in the form of American Depositary Shares (the “ADSs”), pursuant to a registration statement on Form F-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 28, 2008 (File No. 333-155774) (as so filed and as amended, the “Registration Statement”), registration statements with respect to the ADSs on Form F-6 under the Act, filed with the Commission on October 8, 1999 (File No. 333-88623), April 13, 2000 (File No. 333-34692) and March 10, 2009 (File No. 333-157798), a base prospectus dated March 9, 2009 relating to certain debt and equity securities of the Company and included with the Registration Statement (the “Base Prospectus”) and a prospectus supplement dated March 11, 2009 relating to the Shares filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(8) of Regulation S-K under the Act.
     The facts, as we understand them, and upon which with your permission we rely in rendering the opinion herein, are set forth in the Registration Statement, the Prospectus and the Company’s responses to our examinations and inquiries.
     In our capacity as counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the

March 11, 2009

LATHAM & WATKINS llp

purpose of our opinion, we have not made an independent investigation, or audit of the facts set forth in the above-referenced documents.
     We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.
     Based on such facts and subject to the limitations set forth in the Registration Statement and the Prospectus Supplement, the statements of law or legal conclusions in the Prospectus Supplement under the caption “Taxation — Certain United States Federal Income Tax Consequences” constitute the opinion of Latham & Watkins LLP as to the material U.S. Federal income tax consequences of the receipt, exercise or disposition of the Rights, and the ownership and disposition of Shares or ADSs (including by exercising Rights) .
     No opinion is expressed as to any matter not discussed herein.
     This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement and the Prospectus Supplement may affect the conclusions stated herein.
     This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Prospectus Supplement. This opinion may not be relied upon by you for any other purpose. However, this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.
     We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement and to the use of our name under the caption “Taxation — Certain United States Federal Income Tax Consequences” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Latham & Watkins LLP